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Exhibit 10.6

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into as of November 3, 2008, by and between Schiff Nutritional Group, Inc., a Utah corporation (the “Company”), and Daniel Thomson, a Utah resident (“Consultant”).

Introduction.  Consultant is the former Executive Vice President of Business Development, General Counsel and Corporate Secretary of the Company, having resigned from such offices as of November 3, 2008 (the “Resignation Date”).  The Company wishes to retain Consultant to provide various services that will, among other things, facilitate the transition in the executive leadership of the Company.  Based on such premise, and for certain good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the Company and Consultant, intending to be legally bound, hereby agree as follows:

1. Appointment and Acceptance.  On the terms and subject to the conditions set forth herein, the Company hereby appoints, engages and retains Consultant as a consultant, and Consultant hereby accepts such appointment.  During the term of this Agreement (as described in Section 2), Consultant agrees to use his best efforts to advance the interests of the Company and its affiliates and to facilitate the successful transition of the individual who has succeeded Consultant as the Company’s General Counsel and Corporate Secretary.

2. Term.  The term of this Agreement (“Term”) shall begin on the date hereof and shall end on August 15, 2009, unless terminated earlier in accordance with the provisions of Section 7.

3. Consulting Services.  Consultant shall perform such consulting services for the Company as the Company may reasonably request from time to time during the term of this Agreement.  Consultant shall perform the consulting services on such dates, at such times, and in such locations as the Company may reasonably request; provided, however, that Consultant shall not be required to occupy an office or keep hours at the Company’s place of business on a regular basis.  Consultant shall devote such time as is reasonably necessary to perform the consulting services in a timely manner.  Consultant shall report directly to the Chief Executive Officer of the Company.  Upon request by the Chief Executive Officer from time to time, Consultant shall provide the Chief Executive Officer or his designees with briefings, reports, updates and other information relating to the consulting services performed by Consultant for the Company.  In addition, Consultant shall make himself available to travel on the Company’s business if reasonably requested by the Chief Executive Officer and any travel expenses associated therewith shall be reimbursed to the extent provided by Section 5(b).

4. Non-Compete; Non-Solicitation; Confidentiality; etc.  In exchange for the payments and other benefits set forth in this Agreement, which the Consultant acknowledges is good, valuable and sufficient consideration for the covenants set forth in this Section 4, the parties agree as follows:

(a) The Consultant shall not, at any time during the period beginning on the date hereof and ending on the six month anniversary of such date (the “Restricted Period”) directly or indirectly engage in, have any equity interest in, or manage or operate any business listed on Exhibit A (each a “Competitive Business”), unless the Consultant shall have first notified the Company and received written permission from the Company to engage in, obtain an equity interest in (other than as a 1% or less shareholder of a publicly-traded corporation) or manage or operate such Competitive Business.  The Consultant acknowledges that compliance with this Paragraph 4(a) is necessary to protect the business and good will of the Company and that a breach of any of these provisions will irreparably and continually damage the Company, for which money damages may not be adequate.

(b) During the Restricted Period, the Consultant will not (and will not permit any employee directly reporting to him in at a level equivalent to a vice president level employee of the Company or above) solicit to employ or actually employ any of the officers or vice president level employees of the Company (other than (i) general solicitations for employees in the ordinary course of business which are directed at the public in general and/or found in general publications for employees, or (ii) solicitations through a recruiting or search firm using a data base of candidates without targeting the Company or specific Company employees); provided, however, that Consultant may employ any employee of the Company who contacts Consultant on his or her own initiative without any direct or indirect solicitation, encouragement, or discussions by Consultant.

(c) For the purpose of protecting the Company’s legitimate business and property interests, Consultant hereby agrees that, without the prior written consent of the Company, he shall not, directly or indirectly, disclose to any person or entity outside of the Company other than the Company’s representatives, or use for any purpose other than to further the business interests of the Company, (a) any Confidential Information other than a Trade Secret during the Term and anytime thereafter or (b) any Trade Secret from and after the date of this Agreement.  As used in this Agreement, the term “Confidential Information” means any and all information concerning the Company and its past, present and future business and affairs and any other information that Consultant becomes aware of by virtue of his performance of consulting services under this Agreement; and the term “Trade Secret” means any and all Confidential Information that is a trade secret with the meaning of any applicable trade secret or similar law.  Notwithstanding the foregoing, Consultant shall be permitted to disclose any Confidential Information that he is required to disclose pursuant to any applicable law or legal process.  In such event, before making any such disclosure, Consultant shall promptly notify the Company thereof and, at the Company’s expense, shall reasonably consult with the Company on the advisability of taking any step to resist or narrow such disclosure and shall reasonably cooperate with the Company in any attempt to obtain a protective order or other appropriate remedy or assurance that the disclosed Confidential Information will be afforded confidential treatment.  If such protective order or other appropriate remedy or assurance is not obtained, Consultant shall disclose only that portion of the Confidential Information that he is required to disclose pursuant to the applicable law or legal process.

5. Compensation.  In consideration of the consulting services performed by Consultant under this Agreement and the non-compete, non-solicitation, and confidentiality provisions of Section 4, the Company shall:

(a) pay to Consultant (i) a monthly fee of $37,694.28, which shall be payable on or before the last day of each month, for the period beginning November 3, 2008 and ending July 31, 2009, and (ii) a final payment of $18,847.14 on or before August 15, 2009; and

(b) promptly reimburse Consultant for all reasonable and necessary expenses that he incurs and pays in performing the consulting services, provided that such expenses are documented by receipts or other appropriate evidence relating thereto in accordance with the Company’s customary procedures.

6. Representations and Warranties.  Consultant represents and warrants that (a) Consultant has all necessary legal capacity to execute and deliver this Agreement and to perform his obligations hereunder; (b) Consultant has had an opportunity to consult with counsel of his choosing with respect to this Agreement and all of the terms and provisions hereof; and (c) Consultant is entering into this Agreement voluntarily and with complete knowledge as to the terms and provisions set forth herein.

7. Termination.  This Agreement may be terminated prior to the expiration of its term only as follows:

(a) by the mutual written agreement of the parties, in which case the termination will be effective on the date set forth in such agreement;

(b) upon the death or disability of Consultant, in which case the termination will be effective on the date of his death or disability; or

(c) by the Consultant or the Company if the Consultant shall accept employment with a subsequent employer.

Notwithstanding the termination of this Agreement pursuant to this Section 7, and in consideration for the restrictions and provisions set forth in Section 4, the Company shall continue to compensate Consultant pursuant to Section 5 through and including August 15, 2009.

8. Independent Contractor Status.  It is expressly understood and agreed that (a) the duties of Consultant under this Agreement are not those that ordinarily would attend a contract of employment; (b) Consultant is engaged by the Company as an independent contractor and not as an employee of the Company; (c) Consultant shall provide all of the services required under this Agreement in the capacity of an independent contractor; and (d) the Company shall have no control over, or supervisory power as to, the manner or method of performance by Consultant of the services provided for herein.  The Company shall not withhold any amount from the compensation paid to Consultant under this Agreement as either a federal or state income tax withholding or an employee contribution to any federal or state insurance program.  Subject to the provisions of the release agreement (particularly Section 11) dated as of November 3, 2008 between Consultant and the Company (the “Release Agreement”), Consultant shall be solely responsible for the determination and payment of any federal and state income taxes and insurance program contributions attributable to the compensation received pursuant to this Agreement and Consultant shall comply with all applicable laws related to such taxes and contributions.

9. General Provisions.

(a) Entire Agreement.  This Agreement and the Release Agreement supersede all prior negotiations, understandings, agreements, representations, warranties, and courses of conduct and dealing, whether written or oral, between the parties with respect to its subject matter, and constitute a complete and exclusive statement of the terms and conditions of the agreement between the parties with respect to its subject matter.  This Agreement is not a contract of employment between Consultant and the Company, and Consultant and the Company hereby agree and acknowledge that this Agreement does not impose any obligation on the Company to offer employment to the Consultant at any time.

(b) Notices.  All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (1) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (2) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, or (3) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below, or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other party:

Company:	Schiff Nutrition Group, Inc.
2002 South 5070 West
Salt Lake City, UT 84104
Attention: Bruce Wood
Telephone: (801) 975–5053
Fax: (801) 886-2504

Consultant:	Daniel Thomson
1468 East Michigan Ave
Salt Lake City, UT 84105
Telephone: (801) 583-0766

(c) Remedies Cumulative.  The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

(d) Waiver.  To the maximum extent permitted by applicable law, no claim or right arising from this Agreement can be discharged by a party, in whole or in part, by a waiver of the claim or right unless such waiver is in writing and is signed by the waiving party, and no waiver that may be given by a party shall be applicable except in the specific instance for which it is given.

(e) Amendment.  This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by all of the parties.

(f) Assignment; Successors.  This Agreement is personal to Consultant and, therefore, Consultant may not assign this Agreement or any of his rights or obligations hereunder to any person or entity.  Without the written consent of Consultant, the Company may only assign this Agreement and its rights and obligations hereunder to any successor entity or direct subsidiary or parent entity, in which event this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and assignees of the Company.

(g) Severability.  If a court of competent jurisdiction holds that any provision of this Agreement or portion thereof is illegal, invalid or unenforceable, then such provision shall be modified automatically to the extent necessary to make such provision fully legal, valid or enforceable. If such court does not modify any such provision or portion thereof as contemplated herein, but instead declares it to be wholly illegal, invalid or unenforceable, then such provision or portion thereof shall be severed from this Agreement, this Agreement and the rights and obligations of the parties shall be construed as if this Agreement did not contain such severed provision or portion thereof, and this Agreement otherwise shall remain in full force and effect.

(h) Construction. The headings of sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation.

(i) Governing Law.  This Agreement shall be governed by, construed under, and enforced in accordance with the laws of the State of Utah in effect from time to time without regard to conflicts-of-laws principles that would require the application of any other law.

(j) Execution of Agreement.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

(k) Authority.  Consultant hereby acknowledges and agrees that he shall have no right or authority to enter into any agreements or other arrangements in the name or on behalf of the Company, or to assume or create any obligation or liability of any kind whatsoever, express or implied, in the name or on behalf of the Company.

(l) Arbitration.  Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement and Consultant’s services to the Company or termination by the Company shall be finally determined and settled by arbitration before a single arbitrator in the city of Salt Lake City, Utah in accordance with the rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof.

[signature page follows]

IN WITNESS WHEREOF, this Agreement is executed and delivered by the parties on the date first set forth above.

COMPANY:

Schiff Nutrition Group, Inc.

By:
Bruce Wood
President & CEO

CONSULTANT:

Daniel Thomson